Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com
CRAY REPORTS 2008 ANNUAL AND FOURTH QUARTER RESULTS
Company posts record annual revenue and gross profit
SEATTLE, WA — February 10, 2009 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced 2008 financial results for the full-year and fourth quarter. For 2008, Cray reported revenue of $282.9 million and a net loss of ($31.3 million), or ($0.96) per share. The results include a $54.5 million non-cash goodwill impairment taken in the fourth quarter; without the goodwill impairment, the company would have been solidly profitable for 2008. For 2007, revenue was $186.2 million and net loss was ($5.7 million), or ($0.18) per share. Gross profit for the year was $111.1 million, surpassing the Company’s previous high of $98.8 million for 2003.
Revenue for the fourth quarter 2008 was $155.4 million, driven by the acceptance of the approximately $100 million Oak Ridge National Laboratory petaflops system. Revenue was $57.4 million in the fourth quarter of 2007. The company reported a net loss for the quarter of ($20.7 million), or ($0.63) per share, including the goodwill impairment, compared to a net loss of ($3.6 million), or ($0.11) per share, in the fourth quarter 2007. The goodwill impairment will have no effect on Cray’s cash balances or cash flow from operating activities, nor any effect on ongoing operations.
Overall gross profit margin for 2008 improved to 39.3 percent compared to 35.1 percent in 2007. Product margin for 2008 improved to 38.9 percent compared to 33.0 percent in 2007, driven primarily by improved product mix. Service margin for 2008 was 40.4 percent. For the fourth quarter 2008, overall gross profit margin was 36.2 percent compared to 29.6 percent in the fourth quarter 2007. Product margin was 35.9 percent compared to 25.9 percent in the prior year period, and fourth quarter 2008 service margin was 38.5 percent.
Core operating expenses, consisting of research and development, sales and marketing, and general and administrative expenses, increased to $93.5 million in 2008 from $75.0 million in 2007. The increase was driven primarily by increased research and development and increased variable compensation, including sales commissions, associated with company performance. Included in the 2008 results were $10.2 million for depreciation and amortization and $3.4 million related to stock compensation. Core operating expenses in the fourth quarter 2008 were $27.2 million compared to $21.9 million in the prior year period. The increase was primarily a result of variable compensation. Included in the fourth quarter 2008 results were non-cash items of $2.2 million for depreciation and amortization and $0.9 million related to stock compensation.
As of December 31, 2008, net cash (cash and short-term investment balances less outstanding convertible notes) was $52.7 million, compared to $23.6 million as of September 30, 2008 and $99.1 million as of December 31, 2007.

“I am very pleased to report one of the strongest years in our company’s history and a record year on several fronts,” said Peter Ungaro, president and CEO of Cray.
“Our revenue and gross profit results for the year were both records,” Ungaro continued. “We delivered on our goal of growth by posting a 52% increase in annual revenue, led by the launch of our XT5 supercomputer, and we were nicely profitable except for the non-cash write-down of goodwill recorded in the fourth quarter. The XT5 ‘Jaguar’ supercomputer at Oak Ridge, which was delivered and accepted in 2008, is the largest system in our history and was the first and only system in the world to break the petaflops performance hurdle on real, scientific applications. Additionally, we made strides in diversifying our revenue base, expanding our addressable market, and improving our balance sheet through opportunistic repurchasing of our convertible notes. With the strength of our supercomputing business and the introductions of our custom engineering initiative and the CX1, we are optimistic that we will achieve our long term goals of both growth and sustained profitability.”
Outlook
For 2009, a wide range of potential outcomes remain possible. Cray currently expects revenue in the range of $260 million with a small operating loss. Overall gross margin is expected to decline to the low to mid-30 percent range, driven primarily by the unfavorable impact of a multi-phase contract for approximately $41 million at a low margin. Core operating expenses are anticipated to be lower by roughly $2 million from 2008 levels. We currently anticipate quarterly revenue to be weighted more evenly during 2009 than in previous years, though results will fluctuate depending on the timing of system acceptances.
We expect net cash during 2009 to be generally above the year-end 2008 result.
Recent Highlights
•	During the fourth quarter, Cray successfully installed and received acceptance for the Cray XT5 supercomputer named “Jaguar” at the Oak Ridge National Laboratory. With a peak computing power of 1.64 petaflops, Jaguar is the world’s first petaflops system dedicated to open research. Shortly after installation, an ORNL research team recorded an unprecedented sustained performance of 1.35 petaflops on a superconductivity application used in nanotechnology and materials science research.

•	During the fourth quarter, Cray repurchased over $52 million of its 3.0% Convertible Senior Subordinated Notes expected to be put to the company in December 2009 for approximately $47.6 million plus accrued interest and broker fees.

•	Cray’s CX1 personal supercomputer became generally available during the fourth quarter. Early adopters include Cray’s traditional customer base such as government institutions, but the company also added customers in segments not recently served such as petroleum and transportation companies, and educational institutions. Cray is building a worldwide channel partner network to respond to demand and interest in the Cray CX1 system.

•	During the fourth quarter, Cray’s Custom Engineering group completed the first phase of a multi-phase contract to design and develop the infrastructure and system software for a specialized high performance computer for the U.S. Government.

Conference Call Information
Cray will host a conference call today, Tuesday, February 10, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss fourth quarter and full-year 2008 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-366-7640. International callers should dial 303-262-2138. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11126368. International callers can listen to the replay by dialing 303-590-3000, access code 11126368. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Tuesday, February 10, 2009.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include significantly fluctuating quarterly operating results; significant reliance on third-party development service and parts suppliers; lower margin and operating results due to many variables including pricing pressure from competitive products and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development programs; the level, timing and continuation of government funding for supercomputer purchases and research and development activities, including the possible adverse effects of the current economic uncertainty on government budgets; the successful porting of application programs to Cray supercomputer systems; winning new Custom Engineering contracts for 2009 performance; successful rate of customer adoption of the Cray CX1 system; anticipated revenue subject to complex revenue recognition rules; the successful passing of customer acceptance tests; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT5 and Cray CX1 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUE:
Product	$137,364	$43,264	$218,970	$133,455
Service	18,035	14,166	63,883	52,698

Total revenue	155,399	57,430	282,853	186,153

COST OF REVENUE:
Cost of product revenue	88,034	32,053	133,715	89,475
Cost of service revenue	11,100	8,367	38,062	31,247

Total cost of revenue	99,134	40,420	171,777	120,722

Gross profit	56,265	17,010	111,076	65,431

OPERATING EXPENSES:
Research and development, net	13,802	12,077	51,775	37,883
Sales and marketing	7,623	6,323	24,988	22,137
General and administrative	5,806	3,514	16,742	14,956
Restructuring, severance and impairment	54,450	(58)	54,450	(48)

Total operating expenses	81,681	21,856	147,955	74,928

Loss from operations	(25,416)	(4,846)	(36,879)	(9,497)

Other income (expense), net	4,772	347	5,133	1,112

Interest income (expense), net	37	1,125	787	3,840

Loss before income taxes	(20,607)	(3,374)	(30,959)	(4,545)

Income tax expense	(85)	(221)	(387)	(1,174)

Net loss	$(20,692)	$(3,595)	$(31,346)	$(5,719)

Diluted net loss per common share	$(0.63)	$(0.11)	$(0.96)	$(0.18)

Diluted weighted average shares outstanding	32,769	32,242	32,573	31,892

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$72,373	$120,539
Restricted cash	2,691	10,000
Short term investments, available-for-sale	5,350	48,582
Accounts receivable, net	95,667	23,635
Inventory	80,437	55,608
Prepaid engineering services	16,458	—
Prepaid expenses and other current assets	13,565	4,120

Total current assets	286,541	262,484

Property and equipment, net	18,396	17,044
Service inventory, net	1,917	2,986
Goodwill	—	65,411
Deferred tax asset	1,200	512
Other non-current assets	5,837	7,465

TOTAL ASSETS	$313,891	$355,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,730	$14,148
Accrued payroll and related expenses	23,672	12,023
Other accrued liabilities	24,670	7,488
Advance research and development payments	13,887	29,669
Convertible notes payable	27,727	—
Deferred revenue	67,692	48,317

Total current liabilities	174,378	111,645

Long-term deferred revenue	18,154	11,745
Other non-current liabilities	3,170	4,310
Non-current convertible notes payable	—	80,000

TOTAL LIABILITIES	195,702	207,700

Shareholders’ equity:
Common stock	518,727	513,196
Accumulated other comprehensive income	9,364	13,562
Accumulated deficit	(409,902)	(378,556)

TOTAL SHAREHOLDERS’ EQUITY	118,189	148,202

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$313,891	$355,902